Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in the Registration Statement on Form F-1 of Intercont (Cayman) Limited (the “Company”) of our report dated October 21, 2024, with respect to our audits of the Company’s combined and consolidated financial statements as of June 30, 2024 and 2023 and for each of the years in the two-year period ended June 30, 2024, which appears in the Prospectus as part of the Registration Statement. Our opinion includes emphasis paragraphs relating to the matters of going concern and related party transactions. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 21, 2024